Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 30, 2018

Keurig Dr Pepper Inc.

53 South Avenue

Burlington, Massachusetts 01803

Re: Keurig Dr Pepper Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), in connection with the merger (the “Merger”) of Cranberry Merger Sub, LLC, a direct wholly owned subsidiary of the Company (“Merger Sub”), with and into Core Nutrition, LLC, a Delaware limited liability company (“Core”), with Core surviving the Merger as a wholly owned subsidiary of the Company, and the resale by certain selling stockholders (the “Selling Stockholders”) of up to 16,739,217 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issued upon the consummation of the Merger pursuant to the Agreement and Plan of Merger, dated as of September 27, 2018 (as amended to the date hereof, the “Merger Agreement”), by and among the Company, Merger Sub, Core and Paul Nadel, as representative of the equityholders of Core.

This opinion is being furnished at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)           the registration statement on Form S-3 (File No. 333-213477) of the Company relating to Common Stock and other securities of the Company, filed on September 2, 2016 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

Keurig Dr Pepper Inc.

November 30, 2018

(b)           the prospectus, dated September 2, 2016 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)           the prospectus supplement, dated November 30, 2018 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)           executed copies of a Selling Securityholder Notice, Agreement and Questionnaire by each of the Selling Stockholders (collectively, the “Selling Securityholder Questionnaires”);

(e)           executed copies of an Investor Questionnaire by each of the Selling Stockholders (such questionnaires, together with the Selling Securityholder Questionnaires, the “Questionnaires”);

(f)            an executed copy of the Merger Agreement;

(g)           an executed copy of a certificate of James L. Baldwin, Jr., Chief Legal Officer, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(h)           a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of November 30, 2018, as in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

(i)            a copy of the Company’s Certificate of Merger related to the Merger, certified by the Secretary of State of the State of Delaware as of November 30, 2018 and certified pursuant to the Secretary’s Certificate;

(j)            a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(k)           a copy of certain resolutions of the Board of Directors of the Company adopted on September 12, 2018, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Merger Agreement, the Questionnaires and the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. With respect to our opinion set forth below, we have assumed that (i) the Company received the

Keurig Dr Pepper Inc.

November 30, 2018

consideration for the Shares set forth in the Merger Agreement and the applicable resolutions of the Board of Directors of the Company and (ii) the issuance of the Shares has been registered in the Company’s share registry. In addition, in making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Merger Agreement, the Questionnaires and the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

LKB